Exhibit 99.1

COOPER STANDARD ANNOUNCES MANAGEMENT SUCCESSION

Jeffrey Edwards to Succeed James McElya as CEO

NOVI, Mich., October 2, 2012—Cooper-Standard Holdings Inc. (OTCBB: COSH), a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced that Jeffrey S. Edwards, a 28 year veteran of the global automotive industry, has been named to succeed James McElya as President and Chief Executive Officer of the Company and its principal operating subsidiary, Cooper-Standard Automotive Inc., effective October 15, 2012. Mr. Edwards also has been appointed to the Board of Directors of both companies effective the same date.

Under the succession plan, Mr. McElya, 65, has announced that he will retire as an executive of the Company as of October 15, 2012. Mr. McElya is expected to continue to fulfill his current term on the Company’s Board of Directors, serving as its Chairman.

Mr. Edwards, 50, recently headed the Automotive Experience Asia group for Johnson Controls, Inc., a leading global supplier of automotive seating, overhead systems, door and instrument panels and interior electronics, serving as Corporate Vice President as well as Group Vice President and General Manager. He previously served as Group Vice President and General Manager for Automotive Experience North America and also as Group Vice President and General Manager for product and business development for Johnson Controls.

“Jeff is a talented and proven executive who brings a track record of success in leading and growing large, complex automotive supply businesses both in North America and, most recently, Asia,” said Mr. McElya. “As Cooper Standard moves forward with its strategic initiatives to accelerate the growth and diversification of its business worldwide while maintaining strong overall financial performance, Jeff has the right skills and experience to lead the Company in further strengthening its position in both developed and developing markets.”

“I am thrilled to be joining Cooper Standard at a time of great opportunities in the global automotive industry,” said Mr. Edwards. “The Company is a recognized leader in its businesses, and its global footprint, customer-oriented culture and strong balance sheet make it a highly attractive partner to OEMs. I look forward to leading the Cooper Standard team and aligning with our customers around the world to grow in the dynamic environment ahead of us.”

Cooper Standard’s products are consistently on the top selling global vehicle platforms, with the Company benefiting from a highly diversified customer base that has more than doubled in Asia and South America in recent years. The Company’s leading technology and engineering capabilities are well positioned as solutions for rising fuel efficiency and emissions standards globally.

David Mastrocola, Lead Director and Chairman of the Governance Committee of Cooper-Standard’s Board of Directors, said: “On behalf of Cooper Standard, I would like to thank and congratulate Jim McElya for his many years of strong and effective leadership. We are pleased that we will continue to benefit from Jim’s experience and guidance as Jeff Edwards assumes leadership of the Cooper Standard team. Jeff is a leader of exceptional vision and ability and we are delighted to welcome him to Cooper Standard.”

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 21,500 people globally and operates in 19 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com